Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM
April 27, 2026
Veradermics, Incorporated
470 James St.
New Haven, CT 06513
Ladies and Gentlemen:
We have acted as counsel to Veradermics, Incorporated, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to (i) 3,852,500 shares of the common stock, $0.00001 par value per share, of the Company (the “Shares”) or (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 3,852,500 shares of Common Stock (the “Warrant Shares”). The Shares and Pre-Funded Warrants are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and Jefferies LLC, Leerink Partners LLC, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representatives of the underwriters named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Pre-Funded Warrants, when issued and sold as described in the prospectus included in the Registration Statement, assuming a sufficient number of Warrant Shares are at the time available for issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited

Veradermics, Incorporated
by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with its terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP